EXHIBIT 10.2

AMENDMENT NUMBER ONE

TO

MGE ENERGY, INC.

2006 PERFORMANCE UNIT PLAN

WHEREAS, MGE Energy, Inc. (the “Company”) has heretofore adopted and maintains a cash-settled performance unit plan titled the “MGE Energy, Inc. 2006 Performance Unit Plan” (the “Plan”) for certain eligible employees of its operating subsidiary, Madison Gas and Electric Company; and

WHEREAS, the Company desires to amend the Plan to modify the size of awards limitation imposed by the Plan.

NOW THEREFORE, pursuant to the power of amendment contained in Section 11.10 of the Plan, the Plan is hereby amended, effective for Performance Periods (as defined in the Plan) beginning on and after January 1, 2012, as follows.

Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

5.2

Limitation on Size of Awards. Awards shall be targeted for each Performance Period to a percentage of a Participant’s base salary, as determined separately by the Committee for each Participant using the Fair Market Value of the Company’s Stock on the Grant Date. With respect to Awards for any Performance Period, the maximum Award made to any Participant shall not exceed 50% of that Participant’s base salary, as measured on the Grant Date.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 18th day of March, 2011.

MGE ENERGY, INC.

By:  /s/ Gary J. Wolter

Gary J. Wolter

Chairman, President and Chief Executive Officer